UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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CINTAS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Dear Shareholder:

We invite you to attend our Annual Meeting of Shareholders on October 10, 2006, at 10:00 a.m. Eastern Time at Cintas’ Headquarters, 6800 Cintas Boulevard, Cincinnati, Ohio.

This booklet includes formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives personal information about our director candidates.

Shareholders entitled to vote at this Annual Meeting are those of record as of the close of business on August 18, 2006. The participation of each shareholder is important. Please note that only shareholders of record or holders of valid proxies from such shareholders may attend or vote at the meeting. Since seating will be limited, we ask shareholders to call 1-866-246-8277 to make a reservation for the meeting. When making your reservation, please give your full name, company name and address. If you do not make a reservation, you may not be provided entry into the meeting due to limited space.

Upon arrival at the Annual Meeting, shareholders may be asked for a form of personal identification and proof of stock ownership. This can be in the form of a brokerage statement or proxy card. Based on this proof of ownership and the reservation system noted above, an admission ticket will be given to the shareholder at the meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

Whether or not you plan to attend the meeting, please complete and return your proxy form or vote by telephone or via the Internet by following the instructions on your proxy card.

Sincerely,

Richard T. Farmer
Chairman of the Board

September 1, 2006

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF
CINTAS CORPORATION

Time:	10:00 a.m., Eastern Time
Date:	October 10, 2006
Place:	Cintas Corporate Headquarters 6800 Cintas Boulevard Cincinnati, Ohio

Purpose:

1.	To elect nine directors;
2.	To ratify Ernst & Young LLP as our independent registered public accounting firm for fiscal 2007;
3.	To vote on two shareholder proposals if properly presented; and
4.	To conduct other business if properly raised.

Only shareholders of record on August 18, 2006, may attend or vote at the meeting. The approximate mailing date of the Proxy Statement and accompanying Proxy Card is September 1, 2006.

The vote of each shareholder is important. You can vote your shares by completing and returning the proxy card sent to you. Shareholders can also vote their shares over the Internet or by telephone by following the voting instructions on the proxy card attachment enclosed.

Thomas E. Frooman
Vice President and Secretary – General Counsel

September 1, 2006

GENERAL INFORMATION

Who may vote

Shareholders of Cintas, recorded in our stock register on August 18, 2006, may vote at the meeting. As of that date, Cintas had 160,693,255 shares of Common Stock outstanding. Each share is entitled to one vote on each matter submitted to the shareholders at the annual meeting.

How to vote

You may vote in person at the meeting or by proxy. You may also vote by Internet or telephone using one of the methods described in the proxy card. We recommend you vote by proxy, Internet or telephone even if you plan to attend the meeting. If desired, you can change your vote at the meeting.

How proxies work

Cintas’ Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals or abstain from voting.

All proxies properly signed will, unless a different choice is indicated, be voted “FOR” the election of all nominees for Directors proposed by the Nominating and Corporate Goverance Committee, “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2007, “AGAINST” shareholder proposal one if properly presented and “AGAINST” shareholder proposal two if properly presented.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name arecovered by one card. If you hold shares through someone else, such as a stockbroker, you may get material from them asking how you want to vote.

If any other matters come before the meeting or any adjournment, each proxy will be voted in the discretion of the individuals named as proxies on the card.

Revoking a proxy

You may revoke your proxy at any time before the vote is taken by submitting a new proxy with a later date, by voting in person at the meeting or by notifying Cintas’ Secretary in writing at the address under “Questions?” on page 20.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person.

Votes needed

The nine candidates receiving the most votes will be elected as members of the Board of Directors. Approval of all other matters considered at the meeting, including adjournment, will require the affirmative vote of a majority of shares voting.

Only votes for or against a proposal count. Abstentions and broker nonvotes count for quorum purposes, but not for voting purposes. Broker nonvotes occur when a broker returns a proxy, but does not have authority to vote on a particular proposal.

Attending in person

Only shareholders, their proxy holders and Cintas’ guests may attend the meeting.

ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

The Nominating and Corporate Governance Committee of the Board of Directors has nominated for election all of our current directors, namely: Richard T. Farmer, Robert J. Kohlhepp, Scott D. Farmer, Gerald S. Adolph, Paul R. Carter, Gerald V. Dirvin, Joyce Hergenhan, Roger L. Howe and David C. Phillips. Proxies solicited by the Board will be voted for the election of these nominees. All directors elected at the Annual Meeting will be elected to hold office until the next annual meeting. In voting to elect directors, shareholders are not entitled to cumulate their votes.

Six of our nine nominees meet Nasdaq independence standards. Our Audit, Compensation and Nominating and Corporate Governance Committees are composed solely of independent directors. All directors are elected for one-year terms. Personal information on each of our nominees is given below.

If a director nominee becomes unavailable before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

The Board recommends you vote FOR each of the following candidates:

Richard T. Farmer[1] 71

Richard T. Farmer is the founder of Cintas Corporation. He has served as Chairman of the Board of Cintas Corporation and its predecessor companies since 1968. Prior to the founding of Cintas, Mr. Farmer worked with his family owned company, which Cintas acquired in the early 1970s. Prior to August 1, 1995, Mr. Farmer also served as Chief Executive Officer.

Robert J. Kohlhepp[1] 62

Robert J. Kohlhepp has been a Director of Cintas since 1979. He has been employed by Cintas since 1967 serving in various executive capacities including Vice President – Finance, Executive Vice President, President and Chief Executive Officer. He now serves as Vice Chairman of the Board. He is also a Director of Parker Hannifin Corporation, Cleveland, Ohio and Eagle Hospitality Properties Trust, Covington, Kentucky.

Scott D. Farmer[1] 47

Scott D. Farmer joined Cintas in 1981. He has held the positions of Vice President – National Account Division, Vice President – Marketing and Merchandising, Rental Division Group Vice President and Chief Operating Officer. In 1994, he was elected to the Board of Directors. He was elected Chief Executive Officer in July 2003.

Gerald S. Adolph[4] 52

Gerald S. Adolph was elected a Director of Cintas in 2006. Mr. Adolph is a current senior vice president with Booz Allen Hamilton. Mr. Adolph has held numerous leadership positions at Booz Allen, including Worldwide Chemicals practice leader, Worldwide Consumer and Health practice leader and Global Mergers and Restructuring practice leader. He has also served on the Booz Allen Board of Directors.

Paul R. Carter2&4 66

Paul R. Carter was elected a Director of Cintas in 2002. Mr. Carter formerly was a Director of Wal-Mart Stores, Inc. and its Chief Financial Officer. He retired as Executive Vice President of Wal-Mart Stores, Inc. and President of Wal-Mart’s real estate division effective January 31, 2003.

Gerald V. Dirvin3&4 69

Gerald V. Dirvin was elected a Director of Cintas in 1993. Mr. Dirvin joined The Procter & Gamble Company in 1959 and served in various management positions. He retired as Executive Vice President and Director of Procter & Gamble in 1994.

Joyce Hergenhan3&4 64

Joyce Hergenhan was elected a Director of Cintas in 2004. Ms. Hergenhan was with the General Electric Company for 22 years, serving as both vice president for corporate public relations and president of the GE Foundation until her retirement in early 2004.

Roger L. Howe2,3&4 71

Roger L. Howe has been a Director of Cintas since 1979. He was Chairman and Chief Executive Officer of the Board of U.S. Precision Lens, Inc., until his retirement in 1997. Mr. Howe is also a Director of Convergys Corporation.

David C. Phillips2&4 68

David C. Phillips was elected a Director of Cintas in 2003. He was with Arthur Andersen LLP for 32 years, in which he served in several Managing Partner leadership positions. After retiring from Arthur Andersen in 1994, he became Chief Executive Officer of Downtown Cincinnati, Inc., from which he retired in 1999 to expand his financial consulting services business and to work with Cincinnati Works, Inc. Cincinnati Works, Inc. is an organization dedicated to reducing the number of people living below the poverty level by assisting them to strive towards self-sufficiency through work. He is also a Director of Meridian Bioscience, Inc. and of Summit Mutual Funds.

Ages are as of September 1, 2006.

Richard T. Farmer is the father of Scott D. Farmer.

[1]	Member of the Executive Committee of the Board of Directors.
[2]	Member of the Audit Committee of the Board of Directors.
[3]	Member of the Compensation Committee of the Board of Directors.
[4]	Member of the Nominating and Corporate Governance Committee of the Board of Directors.

CORPORATE GOVERNANCE

Cintas is a Washington corporation and, therefore, governed by the corporate laws of Washington. Since its stock is publicly traded on the Nasdaq Global Select Market and it files reports with the Securities and Exchange Commission, it is also subject to NASD rules as well as various provisions of federal securities laws as changed by the Sarbanes-Oxley Act.

Governance of the corporation is placed in the hands of the Directors who, in turn, elect officers to manage the business operations. The Board oversees the management of Cintas on your behalf. It reviews Cintas’ long-term strategic plans and exercises direct decision making authority in all major decisions, such as significant acquisitions and the declaration of dividends. The Board also reviews financial and internal controls and management succession plans.

During fiscal 2006, the Board of Directors met on five occasions (one of which was telephonic). In addition, the independent directors met on three occasions during fiscal 2006 without the presence of management directors.

Cintas expects all directors to attend all Board meetings. Each of Cintas’ directors attended 100% of the aggregate of all meetings of the Board and committees of which they were a member, except for Mr. Herbold who resigned from the Board effective January 24, 2006. All directors attended the 2005 Annual Meeting, except for Mr. Herbold.

Shareholders may communicate with the full Board or individual directors on matters concerning Cintas by mail or through our website in each case to the attention of the Secretary.

For fiscal 2006, Directors who are not employees of Cintas received a $25,000 annual retainer for serving as a Director plus $2,750 for each meeting attended. Directors received $1,375 for attending the telephonic meeting. Committee members also received $1,200 for each committee meeting attended (except for telephonic meetings). Committee members received $600 for attending each telephonic meeting. Committee Chairmen (other than the Audit Committee Chairman) received an additional fee of $5,000 per year. The Audit Committee Chairman received an additional fee of $8,000 per year. Each nonemployee Director was also granted an option to purchase 1,000 shares of Common Stock at an exercise price equal to the market price on the date of grant. Directors who are employees of Cintas are not separately compensated for serving as Directors.

Nonemployee directors may elect to defer all or part of these fees either into Cintas stock equivalents with dividends or into a deferred account that earns interest at a rate equal to one-year United States Treasury Bills. Deferred fees are payable in one to 120 monthly installments beginning in a month selected by the Director, but in no case later than the first month after the Director leaves the Board.

At its meeting on April 28, 2004, the Board reviewed, approved and adopted the Cintas Code of Ethics. A copy of Cintas’ Code of Ethics is available on our website, www.cintas.com.

The Directors have organized themselves into the committees described below to help carry out Board responsibilities. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board.

The Executive Committee is composed of Richard T. Farmer (Chairman), Robert J. Kohlhepp and Scott D. Farmer. It acts for the Board as required between Board meetings.

Each of the following committees is composed of nonemployee directors each of whom meets the relevant independence requirements established by Nasdaq and the Sarbanes-Oxley Act that apply to their particular assignments.

THE AUDIT COMMITTEE

The Audit Committee is governed by a written charter adopted by the Board. A current version of the Audit Committee Charter is attached as Annex A and is also available on our website, www.cintas.com. Paul R. Carter has been designated as the Audit Committee financial expert by the Board of Directors.

The Audit Committee is solely responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The Audit Committee also evaluates information received from the independent registered public accounting firm and management to determine whether the registered public accounting firm is independent of management. The independent registered public accounting firm reports directly to the Audit Committee.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Cintas concerning accounting, internal accounting controls or auditing matters and has established procedures for the confidential and anonymous submission by employees of any concerns they may have regarding questionable accounting, auditing or financial matters.

The Audit Committee approves all audit and non-audit services performed for Cintas by its independent registered public accounting firm prior to the time that those services are commenced. The Chairman also has the authority to approve these services between regularly scheduled meetings. In this event, the Chairman reports approvals made by him to the full Committee at each of its meetings. For these purposes, the Committee, or its Chairman, is provided with information as to the nature, extent and purpose of each proposed service, as well as the approximate timeframe and proposed cost arrangements for that service.

Committee members: Paul R. Carter (Chairman), Roger L. Howe and David C. Phillips.

Meetings last year: Ten (Seven of which were telephonic meetings).

AUDIT COMMITTEE REPORT

The Audit Committee oversees Cintas’ financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. As part of the oversight processes, the Audit Committee regularly meets with management of Cintas, Cintas’ independent registered public accounting firm and Cintas’ internal auditors. The Audit Committee often meets with each of these groups separately in closed sessions. Throughout the year, the Audit Committee had full access to management and the independent registered public accounting firm and internal auditors for Cintas. To fulfill its responsibilities, the Audit Committee did, among other things, the following:

(a)           reviewed and discussed Cintas’ audited financial statements for fiscal 2006 with Cintas’ management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

(b)          reviewed the quarterly earnings releases and 10-K and 10-Q filings prior to release;

(c)           reviewed management’s representations that the audited financial statements were prepared in accordance with generally accepted accounting principles and fairly present the results of operations and financial position of Cintas;

(d)          reviewed and discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards 61 and SEC rules, including matters related to the conduct of the audit of Cintas’ consolidated financial statements;

(e)           discussed with the independent registered public accounting firm the firm’s independence from management and Cintas including the matters in the written disclosures and letter received from the independent registered public accounting firm as required by Independence Standards Board Standard No. 1;

(f)               based on the discussions with management and the independent registered public accounting firm, the independent registered public accounting firm’s disclosures to the Audit Committee, the representations of management and the report of the independent registered public accounting firm, recommended to the Board, which adopted the recommendation, that Cintas’ audited annual financial statements be included in Cintas’ Annual Report on Form 10-K for the fiscal year ended May 31, 2006, for filing with the Securities and Exchange Commission;

(g)          reviewed all audit and non-audit services performed for Cintas by the independent registered public accounting firm and considered whether its provision of non-audit services was compatible with maintaining its independence from Cintas;

(h)           consulted with counsel regarding the Sarbanes-Oxley Act of 2002 (SOX), Nasdaq’s corporate governance listing standards and the corporate governance environment in general and considered any additional requirements placed on the Audit Committee as well as additional procedures or matters the Audit Committee should consider;

(i)               reviewed and monitored the progress and results of the testing of internal controls over financial reporting pursuant to Section 404 of SOX, reviewed a report from management and internal audit regarding the design, operation and effectiveness of internal controls over financial reporting and reviewed an attestation report from the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; and

(j)               examined the Audit Committee Charter to determine compliance by Cintas and the Committee with its provisions and to determine whether any revisions to the Charter were advisable. No significant changes were made.

RESPECTFULLY SUBMITTED BY THE MEMBERS OF THE AUDIT COMMITTEE, Paul R. Carter (Chairman), Roger L. Howe and David C. Phillips

The Audit Committee appointed Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of Cintas’ fiscal 2006. Fees billed for services in fiscal 2006 were:

Audit Fees(1)	$701,000
Audit Related Fees(2)	$161,000
Tax Fees(3)	$120,000
All Other Fees	$0

Fees billed for services in fiscal 2005 were:

Audit Fees(1)	$567,000
Audit Related Services (2)	$129,000
Tax Fees(3)	$219,000
All Other Fees	$0

(1)        Audit fees for fiscal 2006 were higher than fiscal 2005 due in large part to fees relating to attestation of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002.

(2)        Audit related fees include review of SEC Registration statements, benefit plan audits and consultation on accounting standards or transactions.

(3)        Tax fees consist of assistance with international tax compliance and review of U.S. tax returns.

THE COMPENSATION COMMITTEE

The Compensation Committee is responsible for establishing and approving compensation levels for management.

Committee members: Gerald V. Dirvin (Chairman), Joyce Hergenhan and Roger L. Howe.

Meetings last year: Four (One of which was a telephonic meeting).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Executive Compensation Policies

Cintas’ executive compensation policies are designed to support the corporate objective of maximizing the long-term value of Cintas for its shareholders and employees. To achieve this objective, the Committee believes it is important to provide competitive levels of compensation to attract and retain the most qualified employees, to recognize individuals who exceed expectations and to closely link executive compensation with corporate performance. The methods by which the Committee believes Cintas’ long-term objectives can be achieved are through incentive compensation plans and equity compensation plans.

The Committee established three primary components of Cintas’ executive compensation plan. The three components are:

•       base cash compensation;

•       performance cash incentive compensation; and

•       performance equity compensation.

The Omnibus Budget Reconciliation Act of 1993 provides that compensation in excess of $1,000,000 per year paid to the chief executive officer of a company, as well as the other executive officers listed in the compensation table will not be deductible unless the compensation is performance-based and approved by shareholders. This law was not considered by the Committee in determining fiscal 2006 compensation since compensation levels were not in excess of the amounts deductible under the law.

Base Compensation

The Committee annually reviews base salaries of executive officers. The factors which influence base salary decisions are levels of responsibility, potential for future responsibility, salary levels offered by comparably sized companies and the overall performance of the individual. The Committee believes its overall compensation levels are appropriate.

Performance Incentive Compensation

A performance incentive compensation component, which is paid in the form of an annual cash bonus, was established by the Committee to provide a direct financial incentive to achieve corporate and individual operating goals. At the beginning of each fiscal year, the Committee establishes a target bonus for executive officers based on a target level of corporate earnings per share and achievement of individual goals.

Performance Equity Compensation

Executive compensation to reward recent performance and to motivate future performance is also provided through equity compensation awards granted under Cintas’ 2005 Equity Compensation Plan. The purpose of this Plan is to encourage executive officers to build and maintain a long-term equity ownership position in Cintas so that their interests are aligned with those of Cintas’ shareholders. The Committee, at its discretion, has the authority to select persons to whom awards may be granted, determine the types of awards, determine the number of Common Stock or monetary units which may be granted and determine the terms and conditions of each award. An individual’s equity compensation awards are determined based on the individual’s achievement of personal performance goals and Cintas’ performance versus corporate goals.

Performance incentive and equity compensation awards granted to executive officers in fiscal 2006 can be found in the “Summary Compensation Table”.

Chief Executive Officer Compensation

The Committee established the base salary for Scott Farmer, Chief Executive Officer during fiscal 2006,  based on an evaluation of Cintas’ prior year’s financial results, past salary levels and compensation paid to other chief executive officers in Cintas’ industry, as well as other U.S. based companies of similar size. The Committee also established a performance incentive bonus plan for Mr. Farmer. This performance incentive bonus was based on a target level of earnings per share as well as certain key operating goals, including sales growth and personnel turnover reduction. Based upon the level of Mr. Farmer’s achievement against his performance goals and Cintas’ performance versus its financial goals, Mr. Farmer received a bonus of $236,000.

RESPECTFULLY SUBMITTED BY THE MEMBERS OF THE COMPENSATION COMMITTEE, Gerald V. Dirvin (Chairman), Joyce Hergenhan and Roger L. Howe.

THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee is responsible for nominating persons for election as directors at each annual shareholders’ meeting, filling any Board vacancies that may arise between meetings and developing and recommending to the Board corporate governance policies and guidelines for Cintas. In nominating directors, the Nominating and Corporate Governance Committee takes into account, among other factors which it may deem appropriate, the judgments, skill, diversity, business experience and the needs of the Board as its function relates to the business of Cintas. The Nominating and Corporate Governance Committee will consider nominees recommended by security holders in written correspondence directed to the Secretary of Cintas. A copy of the Nominating and Corporate Governance Committee Charter is available on our website, www.cintas.com.

In May 2006, the Nominating and Corporate Governance Committee recommended to the Board the addition of Gerald S. Adolph as a member of the Board and of the Board’s Nominating and Corporate Governance Committee. Mr. Adolph was suggested to the Committee by Cintas’ outside consulting firm. The Board accepted the Committee’s recommendation.

Committee members:  David C. Phillips (Chairman), Paul R. Carter, Gerald V. Dirvin, Joyce Hergenhan and Roger L. Howe.

Meetings last year: Three

PRINCIPAL SHAREHOLDERS

The following person is the only shareholder known by Cintas to own beneficially 5% or more of its outstanding Common Stock as of August 18, 2006:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Richard T. Farmer[1]	18,350,517[2]	11.4%

1                     The mailing address of Richard T. Farmer is Cintas Corporation, 6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio 45262-5737.

2                     Includes 93,152 shares owned by Mr. Farmer’s wife, 92,925 shares owned by a corporation controlled by Mr. Farmer, 1,537,092 shares held in trust for members of Mr. Farmer’s family and 16,626,173 shares held by a family partnership.

DIRECTOR AND EXECUTIVE OFFICER INFORMATION

These tables show how much Cintas Corporation Common Stock each director and executive officer of Cintas named in the summary compensation table owned on August 18, 2006.

		Common Stock Beneficially Owned(1)
Name and Age of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership		Percent of Class
Richard T. Farmer 71	Chairman of the Board	18,350,517	(2)	11.4%
Robert J. Kohlhepp 62	Vice Chairman of the Board	2,792,215	(3)	1.7%
Scott D. Farmer 47	President, Chief Executive Officer and Director	1,254,976	(4)	*
Gerald S. Adolph 52	Director	—		*
Paul R. Carter 66	Director	3,750		*
Gerald V. Dirvin 69	Director	33,088		*
Joyce Hergenhan 64	Director	1,750		*
Roger L. Howe 71	Director	1,035,434	(5)	*
David C. Phillips 68	Director	2,850	(6)	*
William C. Gale 54	Senior Vice President and Chief Financial Officer	47,234	(7)	*
Thomas E. Frooman 39	Vice President and Secretary – General Counsel	42,522	(8)	*
All Directors and Executive Officers as a Group (11 persons)		23,564,336	(9)	14.7%

Ages are as of September 1, 2006.

* Less than 1%

(1)               Included in the amount of Common Stock beneficially owned are the following shares of Common Stock for options exercisable within 60 days: Mr. Kohlhepp – 15,000 shares; Mr. S. Farmer – 94,000 shares; Mr. Carter – 2,750 shares; Mr. Dirvin – 9,750 shares; Ms. Hergenhan – 750 shares; Mr. Howe – 6,750 shares; Mr. Phillips – 1,750 shares; Mr. Gale – 28,901 shares and Mr. Frooman – 40,000 shares.

(2)               See Principal Shareholders on page 9.

(3)               Includes 527,000 shares held in trust for members of Mr. Kohlhepp’s family, 86,016 shares held by a corporation that is controlled by Mr. Kohlhepp and 1,783,025 shares held by a family partnership.

(4)               Includes 587,350 shares held in trust for the benefit of Mr. Farmer’s children, 4,038 shares owned by Mr. Farmer’s wife and 83,880 shares held by a limited partnership. Includes 5,000 restricted shares subject to a three year vesting period.

(5)               Includes 161,472 shares owned by a limited partnership, 737,712 shares held in trust, 45,500 shares held by a family foundation and 84,000 shares owned by Mr. Howe’s wife as trustee.

(6)               Includes 500 shares held by a family trust.

(7)    Includes 2,500 restricted shares subject to a three year vesting period.

(8)    Includes 2,500 restricted shares subject to a three year vesting period.

(9)               Includes options for 199,651 shares, which are exercisable within 60 days.

The following is a description of our non-director executive officers:

William C. Gale joined Cintas in April 1995 as Vice President – Finance and Chief Financial Officer. He was appointed Senior Vice President in July 2003. He is responsible for finance, accounting and administration.

Thomas E. Frooman joined Cintas in December 2001 as Vice President and Secretary – General Counsel. From July 1997 through December 2001, he was a member of the law firm of Keating Muething & Klekamp PLL.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Cintas’ executive officers, directors and persons who own more than ten percent of Cintas’ Common Stock to file reports of ownership with the Commission and to furnish Cintas with copies of these reports. Based solely upon its review of reports received by it, or upon written representation from certain reporting persons that no reports were required, Cintas believes that during fiscal 2006 all filing requirements were met.

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)(1)		Restricted Stock Award(s) ($)	Shares Underlying Option Grants (#)		All Other Compen- sation($)(2)
Richard T. Farmer	2006	250,000	—	92,675	(3)	—	—		7,106
Chairman of the Board	2005	200,000	—	88,130	(3)	—	—		7,911
	2004	231,500	—	196,978	(3)	—	—		8,200
Robert J. Kohlhepp	2006	500,000	—	—		—	—		6,906
Vice Chairman of the	2005	400,000	—	—		—	—		7,985
Board	2004	423,983	—	45,444	(4)	—	—		8,370
Scott D. Farmer	2006	630,000	236,000	59,378	(5)	179,950	40,000	(7)	6,626
President, Chief	2005	600,000	193,500	—		—	25,000		7,800
Executive Officer and	2004	550,000	—	—		—	50,000		7,981
Director
William C. Gale	2006	360,000	115,000	—		90,200	15,000	(7)	6,346
Senior Vice President	2005	350,000	82,000	—		—	15,000		7,652
and Chief Financial	2004	320,000	34,954	—		—	—		7,866
Officer
Thomas E. Frooman	2006	325,000	130,000	—		90,200	15,000	(7)	6,226
Vice President and	2005	300,000	100,250	—		—	15,000		7,555
Secretary – General	2004	275,000	35,000	—		—	—		7,673
Counsel
Karen L. Carnahan(6)	2006	290,000	50,000	—		36,080	17,500	(7)	6,666
Vice President and	2005	275,000	27,750	—		—	10,000		7,848
Treasurer	2004	250,000	17,038	—		—	3,000		7,957

(1)               Cintas computes a compensation amount related to the use of Cintas’ aircraft under the United States Treasury regulations which is then recognized by the individual in his/her annual compensation.

(2)               The Cintas Partners’ Plan is a noncontributory employee stock ownership plan and profit sharing plan with a 401(k) savings feature which covers substantially all employees. Included above are the dollars contributed by Cintas pursuant to the Partners’ Plan.

(3)               Represents compensation associated with the use of Cintas’ aircraft ($57,824, $63,536 and $159,475 in 2006, 2005 and 2004, respectively), financial planning ($20,000, $15,000 and $25,000 in 2006, 2005 and 2004, respectively) and other expense reimbursements.

(4)               Represents compensation associated with the use of Cintas’ aircraft ($13,969), financial planning ($18,750) and other expense reimbursements.

(5)               Represents compensation associated with the use of Cintas’ aircraft ($33,608), financial planning ($12,000) and other expense reimbursements.

(6)               Ms. Carnahan was Vice President and Treasurer until January 2006.

(7)               The fiscal 2006 option grants shown above are comprised of two years worth of grants. During August 2005, stock options were granted under the Cintas Stock Option Plan. Under this Plan, stock options were granted annually at the discretion of the Compensation Committee. During October 2005, shareholders approved the 2005 Equity Compensation Plan to include specific annual performance criteria to be achieved in order to earn equity compensation. During July 2006, stock options were granted under the 2005 Equity Compensation Plan, however, these stock options were earned as of May 31, 2006, based on fiscal 2006 performance. As such, they are included with fiscal 2006 compensation. Please refer to the Option Information that follows for details of the grants described here.

OPTION INFORMATION

The following table sets forth information regarding stock options granted to the executives named in the Summary Compensation Table during fiscal 2006:

OPTION GRANTS IN LAST FISCAL YEAR

	Number of Shares Underlying Options	Percent of Total Options Granted to Employees in	Exercise Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)
Name	Granted (#)	Fiscal 2006	($/Sh.)	Date	5%	10%
Richard T. Farmer	—	N/A	N/A	N/A	N/A	N/A
Robert J. Kohlhepp	—	N/A	N/A	N/A	N/A	N/A
Scott D. Farmer
8/1/05	25,000	2.01%	44.43	8/01/15	698,545	1,770,249
FY2006	15,000	6.17%	35.99	7/24/16	339,509	860,382
William C. Gale
8/1/05	7,500	.60%	44.43	8/01/15	209,563	531,075
FY2006	7,500	3.09%	36.08	7/17/16	170,179	431,267
Thomas E. Frooman
8/1/05	7,500	.60%	44.43	8/01/15	209,563	531,075
FY2006	7,500	3.09%	36.08	7/17/16	170,179	431,267
Karen L. Carnahan
8/1/05	5,000	.40%	44.43	8/01/15	139,709	354,050
1/27/06	7,500	.60%	42.73	1/27/16	201,545	510,755
FY2006	5,000	2.06%	36.08	7/17/16	113,453	287,511

The following table sets forth information regarding stock options exercised by the executives named in the Summary Compensation Table during fiscal 2006 and the value of in-the-money unexercised options held by them as of May 31, 2006:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION VALUES

	Shares Acquired on	Value	Number of Unexercised Options at May 31, 2006 (#)		Value of Unexercised In- The-Money Options at May 31, 2006($)(1)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Richard T. Farmer	—	—	—	—	—	—
Robert J. Kohlhepp	15,000	380,051	15,000	—	6,026	—
Scott D. Farmer	6,000	154,780	76,000	133,000	683,484	499,729
William C. Gale	13,500	407,350	29,513	40,500	256,839	126,880
Thomas E. Frooman	—	—	40,000	50,000	10,650	180,300
Karen L. Carnahan	19,200	431,028	11,500	32,300	4,648	46,083

(1)               Value is calculated as the difference between the fair market value of the Common Stock on May 31, 2006 ($42.36 per share) and the exercise price of the options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Cintas Corporation has a 25% interest in a corporate airplane with its Chairman, Richard T. Farmer and his wholly owned company. This arrangement began on February 23, 2006. Cintas manages the airplane under an operating agreement whereby each party pays their own operating expenses for use of the plane, and common costs are shared based on ownership percentages. For fiscal 2006, Cintas was reimbursed $340,603 under this arrangement.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 2 on the Proxy Card)

Although not required, the Board is seeking shareholder ratification of the selection by the Audit Committee of Ernst & Young LLP as Cintas’ independent registered public accounting firm for fiscal 2007. If shareholders do not ratify this selection, the Audit Committee intends to continue the employment of Ernst & Young LLP at least through fiscal 2007, as the new fiscal year has already commenced. However, the Audit Committee will take the vote into account in selecting the independent registered public accounting firm for fiscal 2008. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions that may be asked by shareholders.

COMMON STOCK PERFORMANCE GRAPH

The following graph summarizes the cumulative return on $100 invested in Cintas’ Common Stock, the S&P 500 Stock Index and the common stocks of the three largest publicly traded companies engaged primarily in the uniform related industry determined by net assets at year end (the “Peer Index”). The companies included in the Peer Index are Aramark Corporation, G & K Services, Inc. and UniFirst Corporation.

Total shareholder return was based on the increase in the price of the stock and assumed reinvestment of all dividends. Further, total return was weighted according to market capitalization of each company. The companies in the Peer Index are not the same as those considered by the Compensation Committee.

TOTAL SHAREHOLDER RETURNS
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

OTHER ITEMS TO BE VOTED ON BY SHAREHOLDERS

First Shareholder Proposal
(Item 3 on the Proxy Card)

The Massachusetts Laborers’ Pension Fund has advised us that it intends to present the following proposal:

RESOLVED, that pursuant to Section 23B.10.200 of the Revised Code of Washington, Article TEN of the Restated Articles of Incorporation of Cintas Corporation (“Cintas”) and Article X of the By-Laws, the shareholders of Cintas hereby adopt the following new section 10 of Article III of the By-Laws:

Section 10.  Qualifications of Chairman.

(a)     The Chairman of the Board of Directors shall be a Director who is independent from the Corporation. For purposes of this By-Law, “independent” has the meaning set forth in the Nasdaq listing standards. If the Corporation’s common stock is listed on the New York Stock Exchange (“NYSE”), the definition of independence set forth in the NYSE’s listing standards shall apply. If the Corporation’s common stock is not traded on a national exchange, Nasdaq’s standard shall apply.

(b)     If the Directors determine that a Chairman who was independent at the time he or she was selected is no longer independent, the Directors shall select a new Chairman who satisfies the requirements of this By-Law within [60] days of such determination.

(c)     This By-Law shall be implemented in a way that does not violate any contractual obligation of the Corporation.

(d)     Compliance with this By-Law shall be excused if no Director who qualifies as independent is elected by the Shareholders or if no Director who is independent is willing to serve as Chairman.

(e)     This By-Law may be amended or repealed only by the Shareholders, Article X of these By-Laws regarding Board amendment of these By-Laws notwithstanding.

Supporting Statement

The Board of Directors is elected by shareholders to oversee management and its Chair provides leadership for the Board. We believe that to be effective, a Board must be led by a Chair who is independent of management.

The National Association of Corporate Directors recommends that Boards designate an independent director as Chair or lead director to evaluate CEO and Board Chair functions.

Strengthening Boards through independent Chairs has been central to corporate reform at Disney, AIG and Fannie Mae – all moved to appoint independent Chairs in 2005.

In 2003, the Conference Board issued a report on corporate governance in the wake of recent corporate scandals. The Commission’s members included John Snow, U.S. Treasury Secretary and Former Chairman of CSX corporation; John Bogle, the Founder and former Chairman of Vanguard

Group; Arthur Levitt Jr., former SEC Chairman; and former Federal Reserve System Chairman Paul Volcker.

The Report discussed three principal approaches to provide the appropriate balance between board and CEO functions, including:

The roles of Chairman and CEO would be performed by two separate individuals, and the Chairman would be one of the independent directors.

•        The Conference Board Commission on Public Trust and Private Enterprise, Findings and Recommendations, January 9, 2003.

We urge your support FOR this proposal to require that the Chairman of the Board of Directors be an independent director.

The Board of Directors recommends voting AGAINST this proposal for the following reasons:

At the 2005 Annual Meeting of Shareholders, the Company’s shareholders rejected a substantially identical proposal and should continue to do so.

The composition of Cintas’ Board of Directors is governed by Nasdaq rules requiring that a majority of directors meets independence standards established by Nasdaq. The Nasdaq standards are not concerned with the identity of the Chairman of the Board. Nonetheless, Cintas’ Board meets those standards as six of our nine directors are independent. Also pursuant to Nasdaq rules, all of the members of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent. Additionally, our independent directors hold regular executive sessions.

Traditionally, corporations have utilized the experience gained in their operations by current and former executive officers when filling the Chairman’s position. If the proponent’s proposal were adopted, Cintas’ Board would not have the option to turn to persons experienced at the executive level in Cintas’ operations when choosing a Chairman. For example, if Cintas followed the policy urged by this proposal, its present Chairman, Richard Farmer, who served as Chief Executive Officer until August 1995 and is the founder of the Company, would not be eligible to serve as Chairman.

The Board believes that it is extremely important for the Chairman of the Board to have a deep knowledge of the company and the industry in which it operates and that having an outsider serve in this position would not be in the best interests of the shareholders. Therefore, it sees no benefit to the proposal, but rather believes that it could work to Cintas’ detriment in depriving it of the ability to choose experienced leadership to head the Board of Directors.

The Board needs to be able to use its business judgment to determine which individual has the knowledge, skill, commitment and necessary understanding of the Company and applicable industries to best perform the Chairman role.

Accordingly, the Board requests a vote AGAINST this proposal.

Second Shareholder Proposal
(Item 4 on the Proxy Card)

The United Brotherhood of Carpenters and Joiners of America has advised us that it intends to present the following proposal:

RESOLVED, that the shareholders of Cintas Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement

Our Company is incorporated in Washington. Among other issues, Washington corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Washington law provides that unless otherwise provided in the articles of incorporation, in any election of directors the candidates elected are those receiving the largest numbers of votes cast by the shareholders entitled to vote in the election. (Washington Business Corporations Act, Title 23B RCW, Chapter 23B.07RCW Shareholders, Section 23B.070.280 Voting for Directors – Cumulative Voting).

Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

So far this year, the boards of over two dozen companies, including Intel, Dell, Motorola, Texas Instruments, Safeway, Freeport McMoRan, Gannett and Supervalu, have put a majority vote standard in company by-laws.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

We urge your support for this important director election reform.

The Board of Directors recommends voting AGAINST this proposal for the following reasons:

At the 2005 Annual Meeting of Shareholders, the Company’s shareholders rejected a substantially identical proposal and should continue to do so.

The Board of Directors believes it is vital that Cintas always have a full Board of Directors composed of the required number of individuals qualified to meet the various independence requirements of Nasdaq and federal securities laws and also to provide overall guidance for the Company’s business operations. Cintas’ directors are nominated by the Nominating Committee of the Board of Directors. This Committee is composed exclusively of directors who meet the independent director tests established by Nasdaq. In choosing nominees for election, the Committee can take into account, among other things, votes cast for and votes withheld from incumbent directors at prior elections. Following nomination, directors are elected under the plurality voting system authorized by Cintas’ state of incorporation, Washington. This system guarantees that there will always be a full complement of directors because those nominees who receive the greatest number of votes win the election.

The Board believes that an effective operating Board of Directors is necessary to the efficient operation of the Corporation. The Board believes that a majority voting system could disrupt the effective functioning of the Board. If one or more directors were not elected in an uncontested election, questions would arise as to the status of those persons. Would they stay on until their successors are elected and qualified or would the Company have to have a special shareholders’ meeting with all of the expense and time that that involves or would those persons resign with the remaining Board members filling a vacancy?  In a contested election, in which there would be more nominees than seats, these questions would be magnified. It is possible that in such a contest no one would win a majority. Under the present system, those receiving the most votes would be seated as directors. However, under a majority voting system, it would be likely that the incumbent Board members would stay in place, even though they may have received less votes than their challengers. Would the Company then have to have a special shareholders’ meeting or would the incumbents resign?  These possibilities and other reasons led the legislatures of most states to establish plurality voting in the election of directors because the plurality system ensures that there will be a definite decision as to who is to serve on the Board of Directors. The Model Business Corporation Act also utilizes the plurality voting standard. Some states, like Ohio, in which Cintas is headquartered, provide only for plurality voting. Other states, such as Washington, establish the plurality voting system as a standard, subject to change by shareholders when circumstances warrant.

The Board sees no reason to depart from the plurality voting system, which has served Cintas well and which it believes will continue to provide a Board of Directors able to function effectively for Cintas.

Accordingly, the Board requests a vote AGAINST the proposal.

Upon oral or written request to Tom Frooman, Secretary, 6800 Cintas Boulevard, Cincinnati, OH 45262, Cintas will provide the name, address and number of voting securities held by the proponents of Items 3 and 4.

PROPOSALS FOR NEXT YEAR

Shareholders who desire to have proposals included in the Notice for the 2007 Shareholders’ Meeting must submit their proposals in writing to Cintas at its offices on or before May 4, 2007.

The form of Proxy for Cintas’ Annual Meeting of Shareholders grants authority to the designated proxies to vote in their discretion on any matters that come before the meeting except those set forth in Cintas’ Proxy Statement and except for matters as to which adequate notice is received. In order for a notice to be deemed adequate for the 2007 Shareholders’ Meeting, it must be received prior to July 21, 2007.

Cintas’ Bylaws require that items of new business and nominees for director be presented at least 15 days prior to the date of the meeting.

OTHER MATTERS

Cintas knows of no other matters to be presented at the meeting other than those specified in the Notice.

QUESTIONS?

If you have questions or need more information about the annual meeting, write to:

Thomas E. Frooman
Vice President and Secretary – General Counsel
6800 Cintas Boulevard
P. O. Box 625737
Cincinnati, Ohio 45262-5737

or call (513) 459-1200.

For information about your record holding, call Wells Fargo at 1-800-468-9716. We also invite you to visit Cintas’ Internet site at www.cintas.com. Internet site materials are for your general information and are not part of this proxy solicitation.

CINTAS CORPORATION
AUDIT COMMITTEE CHARTER

Organization

The Audit Committee of the Board of Directors shall be comprised of three or more directors who satisfy the independence and financial literacy requirements prescribed by the NASD and Section 10A of the Securities Exchange Act, as amended by the Sarbanes-Oxley Act of 2002. At least one member shall be a financial expert as defined under the United States Securities and Exchange Commission rules promulgated pursuant to Section 407 of the Sarbanes-Oxley Act of 2002.

Statement of Policy

The Audit Committee shall provide assistance to the Board of Directors in fulfilling their responsibility to the shareholders, potential shareholders and investment community relating to corporate accounting, reporting practices of the Company and the quality and integrity of financial reports of the Company. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the Board of Directors, the independent auditors and the financial management of the Company.

Authority

In carrying out its responsibilities, the Audit Committee may conduct whatever inquiries relating to the Company’s financial affairs, records, accounts, reports or activities as the Audit Committee in its discretion deems desirable or as the Board of Directors may from time to time request.

The Audit Committee will be provided free and open access to the Company’s independent auditors and the Company’s internal auditing, financial management and legal counsel staffs, and any other personnel required by the Audit Committee, in order for the Audit Committee to review or investigate any matters which the Audit Committee in its discretion considers appropriate for inquiry. The Audit Committee may also employ, at the Company’s expense, any outside experts, legal counsel, accountants or other personnel deemed by the Audit Committee in its collective judgment to be reasonably necessary, and in the best interest of the Company and its shareholders, to enable the Audit Committee to perform its duties and satisfy its responsibilities.

Responsibilities

•       Review and assess this Charter on an annual basis.

•       Select the Company’s independent auditors to conduct the annual audit of the Company’s consolidated financial statements and establish the auditors’ compensation. Evaluate and, where appropriate, replace the independent auditors. Have a clear understanding with the independent auditors that they are ultimately accountable to the Audit Committee, as the shareholders’ representatives.

•       Pre-approve all audit and non-audit services and their accompanying fees to be performed by the Company’s independent auditors. The Audit Committee may delegate this function to a Committee member between meetings with a reporting obligation to the Committee.

•       Ensure disclosure in the Company’s periodic reports filed with the SEC any non-audit services to be performed by the Company’s independent auditors.

•       Review most recent report of the Public Company Accounting Oversight Board of its examination of the Company’s independent auditor.

•       Ensure that lead audit partner of the independent auditor and the audit partner responsible for reviewing the audit are rotated at least every five years.

•       Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the procedures to be utilized.

•       At least annually, review a report from the auditing firm as to all critical accounting policies and practices, alternative treatments with financial information within GAAP discussed with management, ramifications of the use of alternative disclosures, a treatment preferred by the auditing firm in each instance, management letters and other communications.

•       Review with the independent auditors and financial and accounting personnel the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable.

•       Review reports received from regulators and other legal and regulatory matters that may have a material effect on the financial statements or related Company compliance policies.

•       Inquire of management and the independent auditors about significant risks or exposures and assess the steps management has taken to monitor and control such risks to the Company.

•       The Audit Committee shall review the quarterly financial statements with financial management and the independent auditors prior to filing of the Form 10-Q to understand the findings and opinions as to disclosure and content of the financial statements.

•       Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders.

•       Provide sufficient opportunity for the independent auditors to meet with the members of the Audit Committee without members of management present.

•       Report the results of the annual audit to the Board of Directors and any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the internal audit function.

•       On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Discuss with the independent auditor any disclosed relationship or services that may impact the objectivity and independence of the auditor.

•       Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, including any deficiencies in internal controls, fraud, illegal acts,

management judgments and estimates, audit adjustments, audit difficulties and the independent auditors’ judgments about the quality of the Company’s accounting practices.

•       Discuss the matters discussed at each Audit Committee meeting with the Board of Directors.

•       Along with Company management, write the Company’s disclosure in the proxy statement for its annual meeting of shareholders that describes how the Audit Committee has satisfied its responsibilities under this Charter for the prior year. In addition, include a copy of this Charter in the annual report to shareholders or the proxy statement at least triennially or the year after any significant amendment to the Charter.

•       Approve all related-party transactions.

•       Establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•       Determine whether the provision of non-audit services by the independent accountants is compatible with their independence.

•       Approving for inclusion the audited financial statements included in the annual Form 10-K for submission to the Securities and Exchange Commission.

•       Review the process utilized by management in presenting certifications as to the financial statements to the Securities and Exchange Commission.

•       Review policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets and request from the independent public accountant and review a report as to all loans or extensions of credit by the Company to its officers.

•       Review and discuss periodic reports of significant internal audit findings and follow-up actions.

•       Periodically assess the effectiveness of the Company’s internal audit function and its compliance with the Institute of Internal Audit Standards for the Practice of Internal Auditing.

•       Periodically review the internal audit function and recommend any changes in the Director of Internal Audit position.

FRONT OF CARD

CINTAS CORPORATION	PROXY FOR ANNUAL MEETING
6800 Cintas Blvd., P.O. Box 625737, Cincinnati, Ohio 45262-5737

The undersigned hereby appoints RICHARD T. FARMER, ROBERT J. KOHLHEPP, and WILLIAM C. GALE, or any of them, proxies of the undersigned, each with the power of substitution, to vote all shares of Common Stock which the undersigned would be entitled to vote as specified below and, in their discretion, upon such other business as may properly come before the Annual Meeting of Shareholders of Cintas Corporation and at any adjournment of such Meeting.  The Meeting will be held October 10, 2006, at 10:00 a.m. (Eastern Time) at the Company’s Headquarters, 6800 Cintas Boulevard, Cincinnati, Ohio.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2 AND AGAINST
ITEMS 3 AND 4.

1.     Authority to elect nine nominees listed below.

FOR all nominees listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below

Richard T. Farmer; Robert J. Kohlhepp; Scott D. Farmer; Gerald S. Adolph; Paul R. Carter; Gerald V. Dirvin; Joyce Hergenhan; Roger L. Howe; David C. Phillips

WRITE THE NAME OF ANY NOMINEE(S) FOR
WHOM AUTHORITY TO VOTE IS WITHHELD

2.                Ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2007.

FOR

AGAINST

ABSTAIN

3.                Proposal to adopt a policy that the Chairman of the Board of Directors be an independent director who has not previously served as an executive officer of Cintas.

FOR

AGAINST

ABSTAIN

4.                Proposal to amend Cintas’ Articles of Incorporation to provide that the director nominees be elected by the affirmative vote of the majority of votes cast at the Annual Meeting of Shareholders.

FOR

AGAINST

ABSTAIN

(Continued on other side)

BACK OF CARD

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEMS 3 and 4.

 , 2006

Important:  Please sign exactly as name appears hereon indicating, where proper, official position or representative capacity.  In the case of joint holders, all should sign.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS